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                                                                   Exhibit 10.10

     EMPLOYMENT AGREEMENT (the "Agreement") made as of this 9th day of June, 2003 (the "Effective Date") between Allegheny Energy Service Corporation ("AESC") for itself and as agent for its parent, Allegheny Energy, Inc. ("AEI"), the affiliates and subsidiaries of AESC and AEI, and any successors or assigns of any of the foregoing (the "AE Companies"), and Paul J. Evanson (the "Executive").

     WHEREAS, AESC desires to employ the Executive on the terms and conditions set forth herein and the Executive is willing to be employed on such terms and conditions;

     NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

     1. Employment and Term.

          (a) Employment. AESC hereby offers to employ the Executive, and the Executive hereby accepts such employment with AESC, for the Term set forth in
Section 1(b) and on the terms and conditions set forth in this Agreement.

          (b) Term. The term of the Executive's employment under this Agreement shall commence on June 16, 2003 (the "Start Date") and, unless terminated earlier pursuant to Section 8, shall continue for a period of five (5) years from the Start Date (the "Term").

     2. Duties. During the Term as provided in Section 1(b) hereof, the Executive shall serve as Chairman of the Board of Directors of AEI (the "Board"), President and Chief Executive Officer of AEI and AESC, and shall, in his capacity as an officer, report to the Board. The Executive shall have overall charge of the business and affairs of the AE Companies. The Executive shall devote his best skill and substantially full time efforts (reasonable sick leave and vacations excepted) to the performance of his duties under this Agreement.

          Nothing contained herein shall preclude the Executive from (i) serving on the board of directors of any business organization; (ii) engaging in charitable and community activities; (iii) participating in industry and trade organization activities; (iv) managing his and his family's personal investments and affairs; and (v) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under
Section 11 of this Agreement.

     3. Base Salary. For services performed by the Executive for the AE Companies pursuant to this Agreement, AESC shall pay the Executive a base salary (a "Base Salary") at the rate of at least $900,000 per year, payable in accordance with AESC's regular payroll practices (but no less frequently

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than monthly). Base Salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board; provided, however, that, at minimum, Base Salary shall be increased (but not decreased) on each anniversary of the Start Date to reflect increases in the U.S. Department of Labor Consumer Price Index - U.S. City Average Index.

     4. Bonus.

          (a) Annual Bonus. During the Term, the Executive shall be eligible to receive incentive compensation (an "Annual Bonus") under the Allegheny Energy, Inc. Annual Incentive Plan, as amended from time to time, with a target bonus opportunity of one hundred percent (100%) of Base Salary (the "Target Bonus") and a maximum bonus opportunity of two hundred percent (200%) of Base Salary (the "Maximum Bonus"). For purposes of clarity, for calendar year 2003, the Executive's Target Bonus shall be $525,000 and his Maximum Bonus shall be $1,050,000. For years subsequent to 2003, the parameters under AEI's Annual Incentive Plan (including the parameters applicable to the Executive) shall be determined by the Management Review Committee of the Board in consultation with the Executive who shall have significant input with respect to such parameters. The Executive's Annual Bonus for any year shall be payable in cash no later than January 31 of the next succeeding year.

          (b) Make Whole Payment. To induce the Executive to enter into this Agreement, and to compensate him for the significant financial and other benefits he will forfeit at his current employer as a result of accepting employment hereunder and to secure for itself the benefit of the Executive's particular qualification and experience, AESC shall pay to the Executive, in a lump sum in cash on the business day after the date on which his current employer has publicly announced his resignation (or if later, the date on which the Executive executes this Agreement), a special hiring payment in an amount equal to Six Million Three Hundred Thousand Dollars ($6,300,000).

     5. Long-Term Incentive Plan.

          (a) Initial Grant of Options.

               (i) Option Grant. On January 2, 2004, the Executive shall receive a grant of stock options for 1,500,000 shares of AEI Common Stock under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the "LTIP") at a per share exercise price equal to the per share closing price of AEI Common Stock on January 2, 2004, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal (the "Options"). Such grant shall be evidenced by an award agreement substantially in the form of Exhibit A.

               (ii) Vesting. Subject to earlier vesting under Section 9, Options for 300,000 shares of AEI Common Stock shall vest, on the first anniversary of the Effective Date and an equal number of Options shall vest on each of the second, third, fourth and fifth anniversary thereof; provided the Executive is employed by the AE Companies on the applicable vesting date. Upon the

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occurrence of a Change in Control (as defined in Section 8(e)(iii)), all of the
Options shall become immediately vested.

               (iii) Adjustment in Numbers of Shares. Notwithstanding Section 5(a)(i), if before any Options are granted there occurs an event resulting in an adjustment pursuant to Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of such Options set forth in Section 5(a)(i). In addition, any event resulting in an adjustment pursuant to Section 9.08 of the LTIP shall result in a corresponding adjustment to the number of Options that vest on each of the dates specified in Section 5(a)(ii).

          (b) Stock Units.

               (i) Grant of Stock Units. On January 2, 2004, the Executive shall receive a grant of no less than 1,600,000 and no more than 2,300,000 stock units (the "Units"). Such Units shall be evidenced by a Stock Unit Agreement substantially in the form of Exhibit B. Each Unit shall represent one share of AEI Common Stock.

               (ii) Crediting. The Executive shall be credited with additional Units on each date AEI pays cash dividends to the stockholders in an amount equal to the result of dividing (A) the product of the total number of Units credited to the Executive on the record date for such dividend and the per share amount of such dividend by (B) the per share closing price of AEI Common Stock on the date the relevant dividend is paid by AEI to the holders of AEI Common Stock as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Each Unit credited to the Executive shall be treated as ownership of a share of AEI Common Stock for purposes of any stock ownership requirements applicable to the Executive pursuant to AEI guidelines.

               (iii) Vesting. Subject to earlier vesting under Section 9, on each of the first, second, third, fourth and fifth anniversary of the Effective Date, one-fifth of the Units granted hereunder (and the additional Units credited with respect thereto) shall become vested and payable to the Executive; provided the Executive is still employed by the AE Companies on the applicable vesting date, unless the Executive has made a timely election to defer payment thereof in accordance with the Stock Unit Agreement. Upon the occurrence of a Change in Control, the Units together with any additional Units credited with respect thereto shall be immediately vested and payable to the Executive.

               (iv) Payment. Payment in respect of any vested Units shall be made in the discretion of the AE Companies in either (A) registered shares of AEI Common Stock equal to the number of Units vested or (B) a prompt lump sum cash payment equal to the result of multiplying the number of vested Units by the per share closing price of AEI Common Stock as quoted on the date the Units vest pursuant to Section 5(b)(iii) above in the NYSE Composite Transaction Listing in The Wall Street Journal.

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               (v) Adjustment in Numbers of Units. Notwithstanding Section
5(b)(i), if (at any time, whether before or after the Units are granted) there occurs an event resulting in an adjustment pursuant to Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of Units set forth in
Section 5(b)(i).

          (c) Additional Units.

               (i) Grant of Additional Units.

                    (1) If the per share closing price of AEI Common Stock as quoted on January 2, 2004 in the NYSE Composite Transaction listing in The Wall Street Journal (the "2004 Closing Price") exceeds the Blended Price (the excess being the "Differential"), by at least $0.50, AESC shall grant to the Executive, on January 2, 2004, an additional number of Units equal to the quotient of $1.5 million divided by the 2004 Closing Price; and

                    (2) For every whole dollar in excess of $0.50 by which the 2004 Closing Price exceeds the Blended Price, AESC shall grant to the Executive, on January 1, 2004, in addition to the Units granted in clause (1) above, Units equal to the quotient of $1.5 million divided by the 2004 Closing Price (such units, together with the Units granted pursuant to subsection (1), the "Additional Units"). Each Additional Unit shall represent one share of AEI Common Stock. The Additional Units shall be included in the Stock Unit Agreement substantially in the form of Exhibit B.

                    (3) The "Blended Price" shall be equal to the sum of (A)
0.25 multiplied by the per share closing price on the Effective Date of AEI Common Stock as quoted in the NYSE Composite Transaction listing in The Wall Street Journal and (B) 0.75 multiplied by the per share closing price of AEI Common Stock on the earlier of (x) the fifth business day after the date on the on which AEI publicly announces its financial results for the 2002 fiscal year or (y) January 2, 2004, as quoted in the NYSE Composite Transactions listing in The Wall Street Journal.

               (ii) Crediting. The Executive shall be credited with additional Units on each date AEI pays cash dividends to the stockholders in an amount equal to the result of dividing (i) the product of the total number of Additional Units credited to the Executive on the record date for such dividend and the per share amount of such dividend by (ii) the per share closing price of AEI Common Stock on the date the relevant dividend is paid by AEI to the holders of AEI Common Stock as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Each Additional Unit credited to the Executive shall be treated as ownership of a share of AEI Common Stock for purposes of any stock ownership requirements applicable to the Executive pursuant to AEI guidelines.

               (iii) Vesting. Subject to earlier vesting under Section 9, on each of the first, second, third, fourth and fifth anniversary of the Effective Date, one-fifth of the Additional Units granted hereunder (and the additional Units credited with respect thereto) shall become vested and payable to the

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Executive; provided the Executive is still employed by the AE Companies on the applicable vesting date, unless the Executive has made a timely election to defer payment thereof in accordance with the Stock Unit Agreement. Upon the occurrence of a Change in Control, the Additional Units together with any additional Units credited with respect thereto shall be immediately vested and payable to the Executive.

               (iv) Payment. Payment in respect of any vested Additional Units shall be made in the discretion of the AE Companies in either (A) registered shares of AEI Common Stock equal to the number of Additional Units vested or (B) a prompt lump sum cash payment equal to the result of multiplying the number of vested Additional Units by the per share closing price of AEI Common Stock as quoted on the date the Units vest pursuant to Section 5(c)(iii) above in the NYSE Composite Transaction Listing in The Wall Street Journal.

               (v) Adjustment in Numbers of Additional Units. Notwithstanding
Section 5(c)(i), if (at any time, whether before or after the Additional Units are granted) there occurs an event resulting in an adjustment pursuant to
Section 9.08 of the LTIP, a corresponding adjustment shall be made to the number of Additional Units set forth in Section 5(c)(i). In addition, if such an event shall occur prior to January 2, 2004, similar corresponding adjustments shall be taken into account in calculating the Differential.

          (d) Grant on Pre-January 2004 Change in Control. In the event that a Change in Control occurs prior to January 2, 2004, in lieu of the grants described in paragraphs (a), (b) and (c) of this Section, the Executive shall be entitled to receive the grants specified in the last sentence of Section 9(b)(vi) determined as if the date of such Change in Control were the Date of Termination referred to therein.

          (e) Other Participation. In addition, the Executive shall participate in the LTIP, as amended from time to time, on a basis determined by the Board to be appropriate for the Executive.

     6. Other Benefits. In addition to the compensation provided in Sections 3, 4 and 5 hereof, the Executive shall also be entitled to the following:

          (a) Participation in Employee Benefit Plans. The Executive shall participate in each employee benefit plan maintained in force by the AE Companies, from time to time, in a manner and to an extent at least as favorable as then is available to the most favorably treated senior executives of the AE Companies under each of such plans; provided, that the Executive shall not participate in the Allegheny Energy, Inc. Supplemental Executive Retirement Plan or other nonqualified pension plans of the AE Companies. Such plans may include tax-qualified and disability, medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other retirement and welfare benefit plans, programs and arrangements. AESC represents that, as of the Effective Date, the Executive meets all eligibility criteria for

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participation in such plans other than the requirements under any tax-qualified plans maintained by any of the AE Companies.

          (b) Fringe Benefits. In addition to the foregoing, the Executive shall be entitled to (i) an exclusive personal secretary and other assistance of his choosing; (ii) a country club and dining club membership; (iii) use, maintenance, insurance and repair of a company car; and (iv) other fringe benefits and other similar benefits no less favorable than those available to the most favorably treated senior executives of the AE Companies.

          (c) Benefit in Lieu of Pension. To compensate the Executive for the significant pension benefits he will cease to accrue at his current employer as a result of accepting employment hereunder, upon a termination of the Executive's employment with AESC for any reason, the Executive shall be entitled to a prompt lump sum cash payment equal to $66,667 for each month that the Executive was employed with AESC, subject to increase pursuant to Section 9(b)(v) (the "Pension Benefit").

          (d) Expense Reimbursement. AESC shall reimburse the Executive, upon a proper accounting, for reasonable and necessary business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement.

          (e) Vacation. The Executive shall be entitled to vacation and paid time off during the initial and each successive year during the Term of at least four weeks per year or, if greater than four weeks per year, (i) the amount of vacation and paid time off available to the most favorably treated senior executive of the AE Companies or, (ii) such period as the Board shall approve, without reduction in salary or other benefits.

          (f) Temporary Living Expenses. AESC will reimburse the Executive (and gross up the Executive for any income taxes incurred by the Executive as a result of such reimbursement) for the temporary living costs and expenses which the Executive reasonably incurs for himself and his family in the performance of his responsibilities hereunder for a period of twelve months following the Start Date and for the cost of his travel to his home on weekends.

          (g) Fees and Expenses. AESC will reimburse the Executive for reasonable legal and other professional fees and out-of-pocket expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement and any other related agreements and his investigation of the AE Companies.

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     7. Special Vesting of Units. The Units and the Additional Units awarded to the Executive under Section 5(b) and Section 5(c) and any additional Units credited with respect thereto shall become fully vested and payable to the Executive if at any time after the occurrence of an Equity Vesting Event any Equity Person (as such terms are defined in Section 8(e)(vi)) exercises veto power over a corporate action of the AE Companies which has been recommended by the Executive.

     8. Termination. Unless earlier terminated in accordance with the following provisions of this Section 8, AESC shall continue to employ the Executive and the Executive shall remain employed by AESC during the entire Term as set forth in Section 1(b). Section 9 hereof sets forth certain obligations of AESC in the event that the Executive's employment hereunder is terminated.

          (a) Death. Except to the extent otherwise expressly stated herein, including without limitation as provided in Section 9(a) with respect to certain payment obligations of AESC, this Agreement shall terminate immediately in the event of the Executive's death.

          (b) Termination by AESC or the Executive. In accordance with the procedures hereinafter set forth, AESC may terminate the Executive from his employment hereunder for Cause, Disability or otherwise and the Executive may resign from his employment hereunder for Good Reason or otherwise. Any termination of the Executive by AESC or resignation by the Executive shall be communicated by a Notice of Termination to the Executive (in the case of termination) or to AESC (in the case of the Executive's resignation) given in accordance with Section 16 of this Agreement. During any period that the Executive fails to perform his full-time duties as a result of incapacity due to physical or mental illness, AESC shall continue to pay the Executive's full Base Salary in accordance with Section 3 of this Agreement (reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of AESC), together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by AESC during such period, until the Executive's employment is terminated for Disability pursuant to this Section 8(b). Notwithstanding the foregoing, the Executive may not be terminated for Cause unless the Executive shall be granted the opportunity for a hearing before the Board, such hearing to be held within 15 days after the Executive's receipt of a Notice of Termination if the Executive requests such hearing within 10 days after receipt of such Notice. If the Executive is furnished written notice by the Board within 10 days after such hearing confirming that, in its judgment, grounds for termination for Cause exist on the basis set forth in the original Notice of Termination, the Executive shall, subject to Section 8(c), thereupon be terminated for Cause.

          (c) Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given (or, in the case of any purported termination of the Executive's employment for Cause, within ten days after the notice from the Board described in the last sentence of Section 8(b)), or, if later, prior

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to the Date of Termination (as determined without regard to this Section 8(c)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that (i) the Date of Termination shall be extended by a notice of dispute given by Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence; and (ii) in the event of an extension in the Date of Termination pursuant to this Section 8(c), the Executive shall be under no obligation to continue to perform any duties beyond the Date of Termination set forth in the original Notice of Termination.

          (d) Compensation During Dispute. If a purported termination occurs and the Date of Termination is extended in accordance with Section 8(c) hereof, AESC shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary), shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, and shall continue vesting of all equity awards including, without limitation, the Options and the Total Units (as defined in Section 9(a)(iii)), until the Date of Termination, as determined in accordance with Section 8(c) hereof. Amounts paid under this Section 8(d) are in addition to all other amounts due under this Agreement (other than the Executive's Accrued Obligations) and shall not be offset against or reduce any other amounts due under this Agreement.

          (e) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's Base Salary under Section 3 through the Date of Termination to the extent not theretofore paid, (B) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned and accrued by the Executive as of the Date of Termination under the terms of any compensation and benefits plans, programs or arrangements maintained in force by AESC, and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with AESC policy, as of the Date of Termination to the extent not theretofore paid.

               (ii) "Cause" shall mean either of the following:

               (A) the Executive's engaging in willful gross misconduct or willful gross neglect in connection with the Executive's employment, which misconduct or neglect is committed in bad faith or without reasonable belief

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that such misconduct or neglect is in the best interests of the AE Companies and which causes material economic harm to the AE Companies; or

               (B) the conviction of the Executive of a felony involving theft or moral turpitude, or a guilty or nolo contendere plea by the Executive with respect to such a felony.

               (iii) "Change in Control" shall mean the first to occur of any of the following events:

               (A) Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) any of the AE Companies, or (ii) any employee benefit plan of AEI or any of the AE Companies, or any person or entity organized, appointed or established by AEI or any of the AE Companies for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of AEI, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of AEI representing more than 20% of the combined voting power of AEI's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by AEI; or

               (B) Persons who, as of the Effective Date constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of AEI subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

               (C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of AEI (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of AEI immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns

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AEI or all or substantially all of AEI's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of AEI; or

               (D) Approval by the stockholders of AEI of a complete liquidation or dissolution of AEI.

               (iv) "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (B) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by AESC, shall not be less than thirty (30) days (except in the case of a termination for Cause) nor more than sixty (60) days and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

               (v) "Disability" shall be deemed the reason for the termination of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of the Executive's duties with the AE Companies for a period of six (6) consecutive months, AESC shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties. At any time and from time to time, upon reasonable request by AESC, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability.

               (vi) "Equity Vesting Event" shall mean the occurrence of a Change in Control (as defined in Section 8(e)(iii)(A) above), except that (1) the ownership threshold shall be 10 % and (2) the 10 % ownership threshold shall be met if in any twelve (12) consecutive month period two (2) or more persons become beneficial owners, directly or indirectly, of securities of AEI collectively representing 10 % or more of the combined voting power of AEI's then outstanding securities, (regardless of whether such persons would be considered a single "person" under Section 13(g) of the Exchange Act) pursuant to which the person or persons acquiring beneficial ownership of voting securities of AEI pursuant to this Section 8(e)(vi) (each an "Equity Person") receives the right to veto a corporate action of the AE Companies.

               (vii) "Good Reason" shall mean, without the Executive's written consent:

               (A) The failure to elect or reelect the Executive to the Board or to any of the other positions specified in Section 2, the material diminution in the Executive's title or duties, or the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position

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(including titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, excluding any isolated and inadvertent action not taken in bad faith and which is remedied by the AESC within ten (10) days after receipt of notice thereof given by the Executive;

               (B) Any failure by AESC to comply with any of the provisions of Sections 3, 4, 5, 6, 7, 13 or 22 of this Agreement, other than an isolated and inadvertent failure not committed in bad faith and which is remedied by AESC within ten (10) days after receipt of notice thereof given by the Executive, or any material breach of the representations and warranties set forth in Section 12;

               (C) The Executive being required to relocate to a principal place of employment which is more than fifty (50) miles from either Hagerstown, Maryland or Monroeville, Pennsylvania;

               (D) Any purported termination by AESC of the Executive's employment otherwise than as expressly permitted by this Agreement;

               (E) The failure of AESC to obtain the assumption in writing of its obligation to perform this Agreement as required pursuant to Section 15; or

               (F) The occurrence of any of the following without the Executive's written consent: (1) the general assignment by AEI for the benefit of its creditors; (2) the filing by AEI of a petition under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (collectively, the "Bankruptcy Laws"); (3) the failure by AEI to controvert in a timely and appropriate manner, or the acquiescence by AEI in writing to, any petition filed against it in any involuntary case under the Bankruptcy Laws; or
(4) the commencement of an involuntary proceeding or the filing of an involuntary petition seeking (A) liquidation, reorganization or other relief in respect of AEI or its debts, or of a substantial part of its assets, under the Bankruptcy Laws or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for AEI or for a substantial part of its assets, if, in either such case, such proceeding or petition shall continue undismissed for 60 days or an order, judgment or decree approving or ordering any of the foregoing shall be entered, or an order for relief against AEI shall be entered in an involuntary case under the Bankruptcy Laws.

               (viii) "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

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     9. Obligations of AESC Upon Termination.

          (a) Termination by AESC for Cause or Termination by Executive without Good Reason, Death or Disability. In the event of a termination of the Executive's employment by AESC for Cause, a termination by the Executive without Good Reason, or in the event this Agreement terminates pursuant to Section 8(a) or Section 8(b) by reason of the death or Disability of the Executive:

               (i) AESC shall pay all Accrued Obligations to the Executive, or to his beneficiaries, heirs or estate in the event of the Executive's death, in a lump sum in cash within thirty (30) days after the Date of Termination.

               (ii) The Executive, or his beneficiaries, heirs or estate in the event of the Executive's death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC and AEI, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

               (iii) If the termination of employment is by reason of the Executive's death or Disability all stock options and other equity awards, including, without limitation, the Options, the Units and the Additional Units (together with any additional units credited with respect to the Units or the Additional Units (the "Total Units"), granted to the Executive shall vest on the Date of Termination (and all options shall thereupon become fully exercisable and the Total Units shall thereupon become payable), and all stock options shall continue to be exercisable for three (3) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive's employment with AESC had not terminated). Notwithstanding the foregoing, in the event that the Executive is terminated as a result of death or Disability prior to January 2, 2004, the Executive (or his beneficiaries, heirs or estate in the event of the Executive's death) shall receive (A) a grant of stock options for 1,500,000 shares of AEI Common Stock under the LTIP at a per share exercise price equal to the per share closing price of AEI Common Stock on the Date of Termination, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal (such grant shall be evidenced by an award agreement substantially in the form of Exhibit A) which shall be fully vested and shall be exercisable as provided in the preceding sentence and (B) within five (5) business days of the Date of Termination, a number of registered shares of AEI Common Stock equal to the sum of (x) 1.6 million (appropriately adjusted to take into account any event resulting in an adjustment under Section 9.08 of the LTIP) plus (y) the number of Additional Units which would have been granted to the Executive under Section 5(c), except that the Date of Termination shall be substituted for January 2, 2004 (in each place such date appears in Section 5(c)(i)) or, in the discretion of the AE Companies, cash in an amount equal to such number of registered shares multiplied by the per share closing price of AEI Common Stock on the Date of

Termination as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal.

               (iv) If the termination of employment is by reason of the Executive's death or Disability, the Executive, or his beneficiaries, heirs or estate in the event of the Executive's death, shall be entitled to receive a prompt lump sum cash payment equal to the Executive's Target Bonus for the year of the Executive's death or Disability, pro rated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2003).

               (v) AESC shall pay the Executive or his beneficiaries, heirs or estate a prompt lump sum cash payment equal to the Pension Benefit.

          (b) Termination by AESC without Cause, Termination by the Executive for Good Reason or Termination by the Executive Following a Change in Control. If (x) the Executive's employment is terminated by AESC other than for Cause (i.e., without Cause), death or Disability; (y) the Executive terminates employment with Good Reason; or (z) the Executive terminates employment for any reason by sending AESC a Notice of Termination during the 30-day period immediately following the expiration of the six (6) month period commencing on the occurrence of a Change in Control:

               (i) AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination.

               (ii) The Executive shall be entitled to receive all benefits accrued by him as of the Date of Termination under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of AESC, and the LTIP, in such manner and at such time as are provided under the terms of such plans and arrangements.

               (iii) AESC shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination an amount equal to the three times the sum of the Executive's (A) Base Salary (as in effect immediately prior to the Date of Termination, determined without regard to any decrease resulting in Good Reason) and (B) Target Bonus for the year in which the Date of Termination occurs (which Target Bonus shall be deemed to equal $900,000 in the case of a termination during 2003).

               (iv) For three years from the Date of Termination, AESC shall either (A) arrange to provide the Executive and his dependents, at AESC's cost, with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the Date of Termination, or (B) in lieu of providing such coverage, pay to the Executive no less frequently than quarterly in advance an amount which, after taxes, is sufficient for the Executive to purchase equivalent benefits coverage referred to in clause
(A).

               (v) AESC shall pay the Executive a prompt lump sum cash payment equal to the Pension Benefit calculated as if the Executive had been employed through the fifth anniversary of the Start Date.

               (vi) All stock options and other equity awards including, without limitation, the Options and the Total Units shall vest on the Date of Termination (and all options shall thereupon become fully exercisable and the Total Units shall thereupon become payable), and all stock options shall continue to be exercisable for five (5) years after the Date of Termination; provided, however, that in no event shall such options be exercised later than the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive's employment with AESC had not terminated). Notwithstanding the foregoing, in the event that the Executive is terminated pursuant to this Section 9(b) prior to January 2, 2004, the Executive shall receive (A) a grant of stock options for 1,500,000 shares of AEI Common Stock under the LTIP at a per share exercise price equal to the per share closing price of AEI Common Stock on the Date of Termination, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal (such grant shall be evidenced by an award agreement substantially in the form of Exhibit A) which shall be fully vested and shall be exercisable as provided in the preceding sentence and (B) within five (5) business days of the Date of Termination, a number of registered shares of AEI Common Stock equal to the sum of (x) 1.6 million plus (appropriately adjusted to take into account any event resulting in an adjustment pursuant to Section 9.08 of the LTIP) plus (y) the number of Additional Units which would have been granted to the Executive under Section 5(c), except that the Date of Termination shall be substituted for January 2, 2004 (in each place such date appears in Section 5(c)(i)) or, in the discretion of the AE Companies, cash in an amount equal to such number of registered shares multiplied by the per share closing price of AEI Common Stock on the Date of Termination, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal.

               (vii) The Executive shall be entitled to receive a prompt lump sum cash payment equal to the Executive's Target Bonus for the year of the Executive's termination, pro rated for the number of days in such year that the Executive was employed with AESC (calculated from and after the Start Date in the case of a termination during 2003).

          (c) Termination Following Expiration of the Term. In the event of a termination of the Executive's employment with AESC for any reason upon or following the expiration date of the Term set forth in Section 1(b), in lieu of any amounts or benefits provided under clauses (a) or (b) above:

               (i) AESC shall pay or provide to the Executive the amounts or benefits described in clauses (i), (ii) and (vii) of Section 9(b).

               (ii) AESC shall pay the Executive a prompt lump sum cash payment equal to the Pension Benefit.

               (iii) Unless the Executive is terminated for Cause, all unvested stock options and other equity awards shall vest on the date of such termination of employment (and all options shall thereupon become fully exercisable), and all such options shall continue to be exercisable until the date of expiration of the options determined pursuant to the option award letters (determined as if the Executive's employment with AESC had not terminated).

     10. No Mitigation. AESC agrees that the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by AESC hereunder. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to AESC, or otherwise.

     11. Covenants. In exchange for the remuneration outlined above, in addition to providing services for the AE Companies as set forth in this Agreement, the Executive agrees to the following covenants:

          (a) Confidential Information. The Executive acknowledges that all Confidential Information shall at all times remain the property of the AE Companies. In this Agreement "Confidential Information" means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Executive or known by the Executive as a consequence of or through the Executive's employment, which is not generally known to the public or in the industry in which the AE Companies are or may become engaged, about the AE Companies' businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AE Companies from outside sources is Confidential Information unless and until it is designated otherwise.

          The Executive will safeguard, to the extent possible in the performance of his work for the AE Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Executive's duties to the AE Companies or as may be compelled by law or appropriate legal process, the Executive will not, during his employment by the AE Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the AE Companies to do so.

          (b) Employment with Conflicting Organizations. During his employment by the AE Companies, the Executive will not work with or advise any person(s) conducting a business similar to the business conducted by the AE Companies, except as part of the Executive's duties assigned by the AE Companies.

          (c) Noncompetition. For a period of one (1) year after termination of the Executive's employment with the AE Companies for any reason, whether terminated for Cause or without Cause, the Executive will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization unless AESC provides the Executive with its prior, express written consent.

          The Executive acknowledges that his education and experience enables him to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for the Executive to violate the provisions of this Section to remain economically viable.

          "Conflicting Organization" means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:

          .    FirstEnergy Corporation

          .    American Electric Power, Inc.

          .    Excelon Corporation

          .    Pennsylvania Power and Light Resources, Inc.

          .    Baltimore Gas and Electric Company

          .    Potomac Electric and Power Company

          .    Dominion Resources, Inc.

          .    DQE, Inc.

          .    FPL Group, Inc.

Notwithstanding the foregoing, the provisions of this Section 11(c) and of
Section 11(d) shall not apply in the case of the Executive's resignation following an event described in Section 8(e)(vii)(F), nor shall such provisions apply following any breach of AESC's obligations under Section 9, Section 13 or
Section 22 which remains uncured for more than ten days after notice is received from the Executive of such breach.

          (d) Nonsolicitation. The Executive agrees that, during his employment with AESC and for a period of two (2) years following the termination of his employment with AESC, whether terminated with Cause or without Cause, he shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the AE Companies to leave the AE Companies for any reason whatsoever, or hire or solicit the services of any employee of the AE Companies, unless AESC provides the Executive with its prior written consent.

          (e) Reformation to Applicable Law. It is the intention of the parties that the provisions of this Section 11 shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Section 11 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Section 11 or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Section 11 shall be deemed unenforceable, in whole or in part, this Section 11 shall be deemed to be amended to delete or modify the offending part so as to alter this Section 11 to render it valid and enforceable.

          (f) Enforcement. The Executive acknowledges that valid consideration has been received, that the provisions of this Section 11 are reasonable, that they are the result of arms length negotiations between the parties, that in the event of a violation of the provisions contained herein, the AE Companies' damages would be difficult to ascertain, and that the legal remedy available to the AE Companies for any breach of this Section 11 on the part of the Executive will be inadequate. Therefore, the Executive expressly acknowledges and agrees that in the event of any threatened or actual breach of this Section 11, the AE Companies shall be entitled to specific enforcement of this Section 11 through injunctive or other equitable relief in a court with appropriate jurisdiction.

          (g) Return of Confidential Information. Upon termination of the Executive's employment, for whatever reason, or upon request by the AE Companies, the Executive will deliver to the AE Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in the Executive's possession or under the Executive's control, whether prepared by the Executive or by others.

     12. Representations and Warranties.

          (a) AESC represents and warrants that:

               (i) AESC and AEI are fully authorized by action of the Board (and of any other person or body whose action is required) to enter into this Agreement and to perform their obligations hereunder; and upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of AESC and AEI, enforceable against AESC and AEI in accordance with its terms.

               (ii) Prior to the exercise or expiration of the Options, AEI shall at all times keep authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of the Options, the shares of AEI Common Stock issuable upon the exercise of the Options, and upon issuance, such shares shall be will be duly and validly authorized, issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances, adverse claims, preemptive rights, redemption rights, rights of first refusal, rights of first offer, and other restrictions (other than arising under federal or state securities or "blue sky" laws).

               (iii) Each of AESC and AEI are corporations duly organized, validly existing and in good standing under the laws of the State of Maryland and have full corporate power and authority to conduct their business as proposed to be conducted.

               (iv) The execution and delivery by AESC and AEI of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which either of them is bound, or of any provision of the Certificate of Incorporation or By-Laws of either of them, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which either of them is a party or by which either of them is bound or to which any of either of their properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of either of them. Neither AESC nor AEI is subject to any restriction which would prohibit either of them from entering into or performing its obligations under this Agreement.

               (v) The issuance of the Options and the shares isssuable upon exercise of the Options or the payment of the Units, as contemplated by this Agreement, the option award agreements and the Stock Unit Agreement are exempt from the registration requirements of the Securities Act of 1933, and from the registration or qualification requirements of the state securities or "blue sky" laws of any applicable State or other U.S. jurisdiction.

               (vi) All terms relating to the Options, as set forth herein and in the option award agreements, are in compliance with the LTIP.

               (vii) AEI currently has directors and officers liability insurance coverage policies for an aggregate of $125 million for the period from December 1, 2001 through December 1, 2003, and an additional $25 million of coverage for the period from December 1, 2002 though December 1, 2003, the terms and conditions of which are set forth in such policies, true and complete copies of which AEI has heretofore delivered to the Executive, except for certain endorsements that have not been delivered to the Executive which extended the previously applicable policy periods through December 1, 2003, and which otherwise did not materially and adversely change the terms and conditions of any such policy. All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and AEI is otherwise in compliance with the terms of such policies. To AEI's knowledge, there has been no threatened termination of such policies.

          (b) The Executive represents and warrants that, except as previously disclosed to AESC, he is not subject to any employment agreement or non-competition agreement, that could subject any of the AE Companies to any future liability or obligation to any third party as a result of the execution of this Agreement and the Executive's appointment to the positions with AESC and AEI as described above.

     13. Indemnification.

          (a) AESC agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a "Proceeding") by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of any of the AE Companies or is or was serving at the request of any of the AE Companies as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a "Claim") is made, or threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by AESC to the fullest extent legally permitted or authorized by AESC's or AEI's certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of AESC or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. AESC shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

          (b) Neither the failure of any of the AE Companies (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 13(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by AESC (including the Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

          (c) During the Term of Employment and for a period of six years thereafter, AEI shall keep in place a directors and officers' liability insurance policy (or policies) providing comprehensive coverage to the Executive equal to at least the greater of (i) $25,000,000 per year and (ii) the coverage that AEI provides for any other present or former senior executive or director of AEI.

     14. Withholding. AESC shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

     15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of AESC. AESC shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority its assets or AEI's assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that AESC and AEI would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of AESC and AEI in accordance with the operation of law and such successor shall be deemed "AESC" and/or AEI for purposes of this Agreement.

     16. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  the Board or AESC to:

               Allegheny Energy, Inc.
               10435 Downsville Pike
               Hagerstown, MD 21740-1766
               Attn: General Counsel

          (b)  to the Executive, to:

               Paul J. Evanson
               The address on file with the records of AESC

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

     17. No Assignment. Except as provided in Section 15 in the case of AEI and AESC or by will or the laws of descent and distribution in the case of the Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

     18. Execution in Counterparts. This Agreement will be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     19. Arbitration. Except as otherwise provided herein, all disputes and claims relating directly or indirectly to this Agreement shall be settled by arbitration at New York, New York in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after one party has notified the other of its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association. The determination reached in such arbitration shall be final and binding on all parties. Any arbitration award or judgment may be entered in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, claims for equitable or injunctive relief will not be subject to arbitration. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Costs of arbitration or litigation including, without limitation, attorneys' fees of both parties shall be borne by AESC, except that each party shall bear its own costs if the arbitrator or court determines that the claims or defenses of the Executive were without any reasonable basis.

     20. Jurisdiction and Governing Law. For all conflicts arising out of this Agreement, each party agrees to submit to the laws of the State of New York and applicable federal law without regard to conflicts of laws principles.

     21. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

     22. Tax Indemnity. The provisions of Exhibit C hereto shall apply with respect to any Excise Tax (as defined therein) imposed on the Executive.

     23. Liability of AEI. AEI shall be jointly and severally liable with AESC with respect to all obligations of AESC under this Agreement.

     24. Prior Understandings. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Other than

Section 11(e), no change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     25. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party's sole discretion.

     26. Survival of Provisions. Notwithstanding anything in this Agreement to the contrary, the following provisions of this Agreement shall survive the termination of this Agreement: Sections 5(b), 8(c), 8(d), 9, 10, 11, 12, 13, 15, 17, 19, 20, 21, 22, 23, 24 and 25, and all other terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

     27. Executive Acknowledgment. The Executive hereby acknowledges that he has read and understands the provisions of this Agreement, that he has been given the opportunity for his legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

     28. Termination of Agreement. This Agreement shall be of no force and effect if it is not executed and returned to AESC by the Executive prior to 11:59 pm on June 10, 2003.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Allegheny Energy Service Corporation


By:  /s/ Frank A. Metz, Jr.
     ----------------------------------
     Name:  Frank A. Metz, Jr.
     Title: Director


Allegheny Energy, Inc.


By:  /s/ Frank A. Metz, Jr.
     ----------------------------------
     Name:  Frank A. Metz, Jr.
     Title: Director


/s/ Paul J. Evanson
------------------------------
Paul J. Evanson

                                    Exhibit C

                                  Tax Indemnity

     Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by AESC (or any of the AE Companies) or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit C) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Exhibit C, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up Payment is to be made, taking into account the maximum reduction in federal income taxes which could be obtained from the deduction of state and local income taxes.

     Determination. All determinations required to be made under this Exhibit C, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by AESC's independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by AESC (the "Accounting Firm") which shall provide detailed supporting calculations both to AESC and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by AESC. All fees and expenses of the Accounting Firm shall be borne solely by AESC. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by AESC to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon AESC and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial

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determination by the Accounting Firm hereunder, it is possible that Gross-Up
Payments which will not have been made by AESC should have been made ("Underpayment") or Gross-up Payments are made by AESC which should not have been made ("Overpayments"), consistent with the calculations required to be made hereunder. In the event the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by AESC to or for the benefit of the Executive. In the event the amount of Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of AESC. The Executive shall cooperate, to the extent his expenses are reimbursed by AESC, with any reasonable requests by AESC in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.